Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Third Quarter 2013

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — November 5, 2013 — MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced its operating results for the quarter ended September 30, 2013.

Third Quarter Business Developments

Merger Agreement with Stryker Corporation – As previously disclosed, on September 25, 2013, MAKO entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Stryker Corporation, a Michigan corporation (“Stryker”), and Lauderdale Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Stryker (“Merger Sub”). The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into MAKO (the “Merger”), with MAKO continuing as the surviving corporation and a wholly owned subsidiary of Stryker, and that, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of MAKO outstanding immediately prior to the Effective Time (other than dissenting shares and shares owned by MAKO, Stryker or Merger Sub or any of their subsidiaries) will be automatically converted into the right to receive $30.00 in cash, without interest.

RIO Systems – Four RIO systems were sold during the third quarter, of which two were sold to domestic customers, one was sold through MAKO’s international distributor in Singapore, and one was sold to its distributor in Taiwan for use in securing regulatory approvals and to demonstrate MAKOplasty to build interest in that market. The revenue associated with the two international RIO systems sold was deferred and will be recognized when all revenue recognition criteria are satisfied. This brings MAKO’s worldwide commercial installed base of RIO systems to 174 systems, including its domestic commercial installed base of 166 systems as of September 30, 2013. At the end of the quarter, MAKO had 167 MAKOplasty sites worldwide. Four MAKOplasty total hip arthroplasty, or THA, applications were sold during the quarter, two of which were sold with new RIO systems sales and two of which were sold as upgrades to existing customers with knee-only commercial systems. As of September 30, 2013, 115 RIO systems, or 66% of the worldwide commercial installed base, have the MAKOplasty THA application.

MAKOplasty Procedure Volume – During the third quarter, 3,259 MAKOplasty procedures were performed, of which 3,152 were performed at domestic sites, 661 were THA procedures and 107 were performed at international sites. The 3,259 MAKOplasty procedures performed were relatively consistent with the procedures performed in the second quarter of 2013 and represented a 35% increase over the procedures performed in the third quarter of 2012. The 661 THA procedures performed represent a 15% increase over the THA procedures performed in the second quarter of 2013 and a 119% increase over the THA procedures performed in the third quarter of 2012. The average monthly utilization per site for all MAKOplasty procedures was 6.6 procedures during the third quarter of 2013, a decrease from 7.0 procedures during the second quarter of 2013 and an increase from 6.2 procedures during the third quarter of 2012. Through September 30, 2013, approximately 33,000 procedures had been performed since the first procedure in June 2006.

Clinical Research and Marketing – At the 2013 International Society of Technology in Arthroplasty meeting in October, MAKO presented 22 abstracts, comprised of 9 podium and 13 poster presentations. Dr. Jon Dounchis presented updated results from a multi-center, large series study to determine revision rate and satisfaction for MAKOplasty medial unicompartmental patients at two-year follow-up. There were 854 MAKOplasty knee procedures enrolled in the study from an initial and consecutive series from six surgeons significantly varying in experience and procedural volume. The results yielded a cumulative 1.1% revision rate at two-year follow-up, and 92% patient satisfaction. These results show marked improvement over previously reported registry data for manual unicompartmental knee arthroplasty. Regarding THA results, Dr. Richard Illgen presented his single surgeon series of 300 THA patients, which included his first 100 as a practicing surgeon in the year 2000, his last 100 THA’s performed before adopting MAKOplasty in 2011, and his first 100 consecutive MAKOplasty THA cases beginning in 2011. The one-year dislocation rate was 5% for the first 100 patients with manual instruments, 3% for the second 100 patients with manual instruments, and 0% for the third 100 MAKOplasty patients. Furthermore, Dr. Illgen’s acetabular cup placement accuracy increased 69% between his last 100 patients with manual instruments and his first 100 patients with robotic assistance.

Subsequent Business Developments

Asset Purchase Agreement – On October 1, 2013, MAKO entered into an Asset Purchase Agreement with Pipeline Biomedical Holdings, Inc. and on October 8, 2013, pursuant to the terms of the Asset Purchase Agreement, MAKO completed the acquisition of substantially all of Pipeline’s business dedicated to the design, development, manufacture and commercialization of orthopedic devices and related instruments for use with robotic devices and manual medical procedures (the “Transaction”).

The purchase price for the Transaction consisted of a credit for a cash down payment previously paid to Pipeline in the amount of $2.5 million and MAKO’s issuance at closing to Pipeline of an aggregate of 3,953,771 unregistered shares of common stock of MAKO. MAKO also entered into employment and consulting arrangements with certain key employees of the acquired business.

Fourth Quarter RIO Sales – Subsequent to September 30, MAKO sold five RIO systems.

“MAKO’s attention to the Stryker and Pipeline transactions in the final month of the third quarter, in combination with the announcement on September 25 of the pending MAKO – Stryker merger, had an appreciable effect on our operating results for the quarter, especially with respect to sales of RIO systems,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “We view our sales of five RIO systems thus far in the fourth quarter as a positive sign for the business following an unusual September.”

2013 Third Quarter Financial Review

Revenue was $22.8 million in the third quarter of 2013 compared to $29.2 million in the third quarter of 2012, representing a 22% decrease. The decrease in revenue was primarily attributable to fewer RIO systems recognized in the third quarter of 2013, which was partially offset by a 35% increase in the number of procedures performed in the third quarter of 2012 and an increase in service revenue.

Gross profit for the third quarter of 2013 was $16.3 million compared to a gross profit of $17.2 million in the same period in 2012. Gross margin for the third quarter of 2013 was 72%, consisting of a 74% margin on procedure revenue, a 34% margin on RIO system revenue and an 86% margin on service revenue. System gross margin for the third quarter of 2013 was negatively impacted by fewer RIO systems sold which resulted higher indirect costs per system.

Operating expenses were $37.6 million in the third quarter of 2013 compared to $26.6 million in the third quarter of 2012. The increase in operating expenses was primarily due to the recognition of $6.6 million of transaction costs related to the Merger Agreement with Stryker, the recognition of a $2.0 million payment to Pipeline in connection with negotiation of the Asset Purchase Agreement entered into with Pipeline, and the new medical device tax, which became effective January 1, 2013.

Net loss for the three months ended September 30, 2013 was $21.3 million, or $(0.45) per basic and diluted share, based on average basic and diluted shares outstanding of 47.0 million. This compares to a net loss for the same period in 2012 of $6.6 million, or $(0.15) per basic and diluted share, based on average basic and diluted shares outstanding of 42.3 million.

Cash, cash equivalents and available-for-sale investments were $56.3 million as of September 30, 2013 compared to $73.3 million as of December 31, 2012.

2013 Nine-Month Financial Review

Revenue was $75.8 million for the nine months ended September 30, 2013 compared to $72.5 million for the nine months ended September 30, 2012, representing a 5% increase. Revenue for the nine months ended September 30, 2013 primarily consisted of $47.4 million in revenue from the sale of implants and disposables used in the 9,521 MAKOplasty procedures performed in the nine months ended September 30, 2013, $17.4 million in revenue from the sale of seventeen RIO systems, thirteen of which included MAKOplasty THA applications, six MAKOplasty THA applications sold to existing customers, recognition of two previously deferred international commercial RIO system sales, and $10.9 million in revenue from service. In addition to the seventeen recognized RIO system sales, the revenue associated with the sale of one international commercial system and one international demonstration system were deferred and will be recognized when all revenue recognition criteria are satisfied.

The net loss for the nine months ended September 30, 2013 was $50.6 million, or $(1.08) per basic and diluted share, based on average basic and diluted shares outstanding of 46.9 million. This compares to a net loss for the same period in 2012 of $26.8 million, or $(0.64) per basic and diluted share, based on average basic and diluted shares outstanding of 42.1 million.

Stryker Merger Update and Outlook

MAKO anticipates the closing of the proposed Merger with Stryker to occur prior to the end of 2013. Due to the pending Merger, MAKO is withdrawing its previously issued 2013 guidance. Additionally, MAKO will not hold a conference call to discuss its third quarter results.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO’s RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement with Stryker Corporation, the failure to complete or a delay in the completion of the proposed Merger with Stryker for any reason including, without limitation, the failure to obtain the required vote of our stockholders to adopt the Merger Agreement, the failure to obtain the required regulatory approval, or the failure to satisfy any of the other closing conditions of the Merger, risks related to disruption of management’s attention from our ongoing business operations due to the pendency of the Merger or the integration of the acquired business of Pipeline Biomedical Holdings, Inc., the effect of the announcement of the Merger or the integration of the acquired business of Pipeline on our ability to maintain relationships with our customers and suppliers and maintain our operating results and business generally, the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in general economic conditions and credit conditions, changes in the availability of capital and financing sources for our company and our customers, unanticipated changes in the timing and duration of the sales cycle for MAKO’s products or the vetting process undertaken by prospective customers, changes in competitive conditions and prices in MAKO’s markets, changes in the relationship between supply of and demand for our products, fluctuations in costs and availability of raw materials, finished goods (including from sole-source suppliers), and labor, changes in other significant operating expenses, slowdowns, delays, or inefficiencies in MAKO’s product research and development cycles, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, decreases in utilization of MAKO’s principal product lines or in procedure volume or system utilizations, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, both nationally and internationally, unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current or future products, including initiating and communicating product actions or product recalls and meeting Medical Device Reporting requirements and other requirements of the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, developments adversely affecting our actual and potential sales activities outside the United States, increases in cost containment efforts by group purchasing organizations, the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, and the taxing of medical device companies, unanticipated changes in reimbursement to our customers for our products, any unanticipated impact arising out of the legal proceedings that have been or may be instituted against us and others relating to the Merger, as well as any other litigation, inquiry, or investigation brought against MAKO, any negative impact from the generation or interpretation of clinical study results related to MAKOplasty, loss of key management and other personnel or inability to attract and/or retain such management and other personnel including as a result of the planned Merger, increases in costs of retaining a direct sales force and building a distributor network, unanticipated issues related to, or unanticipated changes in or difficulties associated with, the recruitment of agents and distributors of our products, and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products or market position. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2012 filed on February 28, 2013 and quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed on November 5, 2013. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Additional Information and Where to Find It

In connection with the proposed transaction, MAKO filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and other documents relating to the proposed Merger on October 16, 2013. When completed, a definitive proxy statement and form of proxy will be filed with the SEC and mailed or otherwise provided to MAKO’s stockholders. BEFORE MAKING ANY VOTING DECISION, MAKO’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that MAKO files with the SEC (when available) from the SEC’s website at www.sec.gov and MAKO’s website at www.makosurgical.com. In addition, the proxy statement and other documents filed by MAKO with the SEC (when available) may be obtained from MAKO free of charge by directing a request to MAKO Surgical Corp., Investor Relations Department, 2555 Davie Road, Ft. Lauderdale, Florida 33317, 954-628-1706.

MAKO and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from MAKO’s stockholders with respect to the proposed acquisition of MAKO by Stryker. Security holders may obtain information regarding the names, affiliations and interests of such individuals in MAKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and its definitive proxy statement for the 2013 annual meeting of shareholders. Additional information regarding the interests of such individuals in the proposed acquisition of MAKO by Stryker will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and MAKO’s website at www.makosurgical.com.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Procedures	$16,224	$12,042	$47,438	$36,622
Systems	2,695	14,413	17,425	28,467
Service	3,843	2,722	10,933	7,402
Total revenue	22,762	29,177	75,796	72,491
Cost of revenue:
Procedures	4,139	6,226	15,755	12,001
Systems	1,773	5,453	7,353	10,697
Service	522	295	1,306	1,127
Total cost of revenue	6,434	11,974	24,414	23,825
Gross profit	16,328	17,203	51,382	48,666
Operating costs and expenses:
Selling, general and administrative (exclusive
of depreciation and amortization)	22,556	19,794	64,535	57,953
Research and development (exclusive of
depreciation and amortization)	6,235	4,973	16,881	15,071
Merger transaction expenses	6,611	—	6,611	—
Depreciation and amortization	2,174	1,787	6,323	5,244
Total operating costs and expenses	37,576	26,554	94,350	78,268
Loss from operations	(21,248)	(9,351)	(42,968)	(29,602)
Other income (expense), net	(8)	2,842	(7,621)	2,867
Loss before income taxes	(21,256)	(6,509)	(50,589)	(26,735)
Income tax expense	—	45	15	84
Net loss	$(21,256)	$(6,554)	$(50,604)	$(26,819)
Net loss per share - Basic and diluted	$(0.45)	$(0.15)	$(1.08)	$(0.64)
Weighted average common shares outstanding -
Basic and diluted	47,036	42,306	46,926	42,054

Depreciation expense for certain property and equipment was reclassified from selling, general and administrative expense to depreciation and amortization expense in the prior period’s condensed statement of operations to conform to the current period’s presentation. This change in presentation only affects the components of operating costs and expenses and does not affect total operating costs and expenses, revenue, cost of revenue, net loss or cash flows.

Condensed Balance Sheets (unaudited)
(in thousands)	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$12,939	$61,367
Short-term investments	39,938	11,899
Accounts receivable	16,382	22,389
Inventory	24,589	25,080
Deferred cost of revenue	1,348	967
Financing commitment asset	—	7,608
Prepaid and other current assets	3,295	1,972
Total current assets	98,491	131,282
Long-term investments	3,403	—
Cost method investment	4,181	4,181
Property and equipment, net	22,451	22,996
Intangible assets, net	5,298	5,657
Other assets	2,790	2,786
Total assets	$136,614	$166,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,036	$2,267
Accrued compensation and employee benefits	4,818	4,298
Other accrued liabilities	15,101	8,727
Deferred revenue	9,839	9,973
Warrant liability	8,029	—
Total current liabilities	38,823	25,265
Deferred revenue, non-current	755	800
Total liabilities	39,578	26,065
Stockholders’ Equity:
Common stock	47	47
Additional paid-in capital	369,194	362,364
Accumulated deficit	(272,180)	(221,576)
Accumulated other comprehensive income (loss)	(25)	2
Total stockholders’ equity	97,036	140,837
Total liabilities and stockholders’ equity	$136,614	$166,902

Condensed Statements of Cash Flows (unaudited) (in thousands)	Nine Months Ended September 30,
	2013	2012
Operating activities:
Net loss	$(50,604)	$(26,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,395	4,281
Amortization of intangible assets	1,357	1,269
Stock-based compensation	8,972	10,418
Provision for inventory reserve	4,549	3,262
Amortization of premium on investment securities	209	297
Loss on asset impairment	2,465	828
Provision for doubtful accounts	337	245
Issuance of stock under development agreement	1,361	681
Non-cash changes under credit facility	7,608	(3,204)
Changes in operating assets and liabilities:
Accounts receivable	5,670	939
Inventory	(6,101)	(10,568)
Deferred cost of revenue	(381)	(384)
Prepaid and other current assets	(1,323)	(2,540)
Other assets	(4)	(37)
Accounts payable	(1,231)	(1,734)
Accrued compensation and employee benefits	520	(5,287)
Other accrued liabilities	7,374	(2,545)
Deferred revenue	(179)	3,215
Net cash used in operating activities	(14,006)	(27,683)
Investing activities:
Purchase of investments	(59,219)	(3,159)
Proceeds from sales and maturities of investments	27,541	30,813
Acquisition of property and equipment	(5,272)	(7,325)
Acquisition of intangible assets	(998)	(65)
Net cash provided by (used in) investing activities	(37,948)	20,264
Financing activities:
Payment under credit facility	(1,000)	—
Proceeds from employee stock purchase plan	1,241	1,344
Exercise of common stock options and warrants for cash	3,441	3,989
Payment of payroll taxes relating to vesting of restricted stock	(156)	(172)
Net cash provided by financing activities	3,526	5,161
Net decrease in cash and cash equivalents	(48,428)	(2,258)
Cash and cash equivalents at beginning of period	61,367	13,438
Cash and cash equivalents at end of period	$12,939	$11,180

CONTACT:

Investors:
MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner
443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.